Exhibit 99.2
(Unaudited financial statements)

Interactive Nutrition International, Inc.
Balance Sheet
March 31, 2007
(Unaudited)

ASSETS
CURRENT ASSETS
Cash	$701,754
Accounts receivable	1,875,791
Inventory	2,487,328
Prepaid expenses and other current assets	268,878
Total current assets	5,333,751

Property, plant and equipment, net	848,859

OTHER ASSETS
Intellectual property	12,954,000
Total noncurrent assets	12,954,000

TOTAL ASSETS	$19,136,610

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable, accrued expenses and other current liabilities	$1,772,681
Income taxes payable - current	2,193,662
Total current liabilities	3,966,343

NONCURRENT LIABILITIES
Deferred income taxes payable	831,505
Note payable to Nesracorp	9,603,750
Capital leases payable and other long-term liabilities	160,349
Total noncurrent liabilities	10,595,604
TOTAL LIABILITIES	14,561,947

COMMITMENTS AND CONTINGENCIES	-

SHAREHOLDERS' EQUITY
Share capital	87
Retained earnings	3,941,189
Other comprehensive income	633,387
Total shareholders' equity	4,574,663

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$19,136,610

The accompanying notes are an integral part of these Financial Statements

Interactive Nutrition International, Inc.
Statements of Operations
For the three months ended March 31, 2007
(Unaudited)

SALES REVENUE	$3,902,154

COST OF SALES REVENUE	3,008,336

893,818

OPERATING EXPENSES
Selling, general and administrative expenses	374,962
Interest expense	302,754
Total operating expenses	677,716

OPERATING INCOME	216,102

Income taxes	98,888

Net Income	$117,214

Basic and diluted income per share	$1,161

Weighted shares outstanding - basic and diluted	101

The accompanying notes are an integral part of these Financial Statements

Interactive Nutrition International, Inc.
Statement of Cash Flows
For the Three Months Ending March 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$117,214
Adjustment to reconcile net income to net cash provided by operating activities	284,785

Net cash provided by operating activities	401,999

CASH FLOWS FROM INVESTING ACTIVITIES	-

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on capital leases	(10,641)
Effect of exchange rate changes on cash	(40,427)

Net cash used in financing activities	(51,068)

NET INCREASE IN CASH	350,931
CASH, BEGINNING OF PERIOD	350,823
CASH, END OF PERIOD	$701,754

SUPPLEMENTAL DISCLOSUREOF CASH FLOW INFORMATION:
Interest paid	$3,915
Taxes paid	$-

The accompanying notes are an integral part of these Financial Statements

Interactive Nutrition International, Inc.
Notes to the Unaudited Financial Statements
March 31, 2007

Note 1.     Basis of Presentation

The company is incorporated under the laws of Canada and is a manufacturer of quality sport nutrition and health food products.

The unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying financial statements include all adjustments which are necessary for a fair presentation of the results for the interim periods presented, such adjustments being of a normal recurring nature. Certain information and footnote disclosures have been omitted pursuant to such rules and regulations. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year. These financial statements and notes thereto should be read in conjunction with the financial statements and notes thereto included for the year ended December 31, 2006 included in this Form 8-K/A.